Exhibit 99.1

Radian Announces Third Quarter 2018 Financial Results

-- GAAP net income increases to $142.8 million; Diluted net income per share grows year-over-year to $0.66 --

-- Adjusted diluted net operating income per share increases 54% year-over-year to $0.71 --

-- Writes new MI business of $15.8 billion; MI in force increases 10% year-over-year to $217.1 billion --

-- Book value per share grows 13% year-over-year to $15.69 --

PHILADELPHIA--(BUSINESS WIRE)--October 31, 2018--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2018, of $142.8 million, or $0.66 per diluted share. This compares to net income for the quarter ended September 30, 2017, of $65.1 million, or $0.30 per diluted share. Results for the third quarter of 2017 include $45.8 million of pretax loss on induced conversion and debt extinguishment.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended September 30, 2018	Quarter Ended September 30, 2017	Percent Change
Net income (1)	$142.8	$65.1	119%
Diluted net income per share	$0.66	$0.30	120%
Consolidated pretax income	$184.7	$102.8	80%
Adjusted pretax operating income (2)	$196.7	$155.6	26%
Adjusted diluted net operating income per share(2) (3)	$0.71	$0.46	54%
Net premiums earned - mortgage insurance	$255.5	$236.7	8%
MI New Insurance Written (NIW)	$15,764	$15,125	4%
MI primary insurance in force	$217,096	$196,541	10%
Book value per share	$15.69	$13.88	13%
Return on Equity (4)	17.4%	8.8%	98%
Adjusted Net Operating Return on Equity (2)	19.0%	13.7%	39%

(1)

Net income for the third quarter of 2018 includes a $4.5 million pretax net loss on investments and other financial instruments and $4.5 million of pretax restructuring and other exit costs. Net income for the third quarter of 2017 includes (i) a $45.8 million pretax loss on induced conversion and debt extinguishment (incurred to purchase the company's convertible debt prior to maturity), (ii) $2.5 million of net gains on investments and other financial instruments and (iii) $12.0 million of pretax restructuring and other exit costs related to the Mortgage and Real Estate Services segment.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rates of 21 percent in 2018 and 35 percent in 2017.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended September 30, 2018, was $196.7 million, compared to $155.6 million for the quarter ended September 30, 2017. Adjusted diluted net operating income per share for the quarter ended September 30, 2018, was $0.71, an increase of 54 percent compared to $0.46 for the quarter ended September 30, 2017.

Book value per share at September 30, 2018, was $15.69, an increase of 5 percent compared to $15.01 at June 30, 2018, and an increase of 13 percent compared to $13.88 at September 30, 2017.

“The third quarter was another exceptional one for Radian, with net income of $143 million, adjusted net operating ROE of 19%, 10% growth in mortgage insurance in force and 13% growth in book value,” said Radian’s Chief Executive Officer Rick Thornberry. “Our performance reflects the quality of our team, the power of our customer relationships, the strength and flexibility of our financial position, and the value of our $217 billion mortgage insurance portfolio.”

THIRD QUARTER HIGHLIGHTS

  Mortgage insurance NIW was $15.8 billion for the quarter, representing a decrease of 4 percent compared to $16.4 billion in the second quarter of 2018 as well as an increase of 4 percent compared to $15.1 billion in the prior-year quarter.
    Of the $15.8 billion in NIW in the third quarter of 2018, 78 percent was written with monthly premiums compared to 76 percent in the second quarter of 2018, and 77 percent a year ago.
    Borrower-paid originations accounted for 91 percent of total NIW in the third quarter of 2018, compared to 89 percent in the second quarter of 2018, and 78 percent a year ago.
    Purchase originations accounted for 96 percent of total NIW in the third quarter of 2018, compared to 95 percent in the second quarter of 2018, and 91 percent a year ago.
  Total primary mortgage insurance in force as of September 30, 2018, grew to $217.1 billion, an increase of 3 percent compared to $210.7 billion as of June 30, 2018, and an increase of 10 percent compared to $196.5 billion as of September 30, 2017.
    The composition of Radian’s mortgage insurance portfolio continues to improve, with 94 percent consisting of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 81.4 percent as of September 30, 2018, compared to 80.9 percent as of June 30, 2018, and 80.0 percent as of September 30, 2017.
    Annualized persistency for the three months ended September 30, 2018, was 83.4 percent, compared to 82.3 percent for the three months ended June 30, 2018, and 80.4 percent for the three months ended September 30, 2017.
  Net mortgage insurance premiums earned were $255.5 million for the quarter ended September 30, 2018, compared to $249.0 million for the quarter ended June 30, 2018, and $236.7 million for the quarter ended September 30, 2017.
    Mortgage insurance in force premium yield was 48.6 basis points in the third quarter of 2018, a slight increase compared to 48.4 basis points in the second quarter of 2018 and in the third quarter of 2017.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 47.8 basis points in the third quarter of 2018, compared to 48.0 basis points in the second quarter of 2018, and 48.8 basis points in the third quarter of 2017.
    Additional details regarding notable variable items impacting premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $20.7 million in the third quarter of 2018, compared to $19.4 million in the second quarter of 2018, and $36.0 million in the prior-year quarter.
    The number of primary delinquent loans was 20,770 as of September 30, 2018, a decrease of 6 percent compared to 22,088 as of June 30, 2018 and a decrease of 13 percent compared to 23,826 as of September 30, 2017.
    The primary mortgage insurance delinquency rate decreased to 2.1 percent in the third quarter of 2018, compared to 2.2 percent in the second quarter of 2018, and 2.5 percent in the third quarter of 2017.
    The loss ratio in the third quarter of 2018 was 8.1 percent, compared to 7.8 percent in the second quarter of 2018, and 15.2 percent in the third quarter of 2017.
    Mortgage insurance loss reserves were $409.0 million as of September 30, 2018, compared to $448.1 million as of June 30, 2018, and $556.5 million as of September 30, 2017.
  Total mortgage insurance claims paid were $59.8 million in the third quarter of 2018, compared to $56.5 million in the second quarter of 2018, and $131.5 million in the third quarter of 2017. Claims paid in the third quarter of 2017 were elevated due to payments made under the Freddie Mac agreement entered into in August 2013, as the final settlement date was reached during the quarter. In addition, the company’s pending claim inventory declined 28 percent from September 30, 2017.
  Total Mortgage and Real Estate Services Segment revenues for the third quarter of 2018 were $40.9 million, compared to $40.5 million for the second quarter of 2018, and $41.1 million for the third quarter of 2017. Beginning in the second quarter of 2018, revenues for the Segment include Radian's national title insurance and settlement services company, which represented $3.6 million in the third quarter of 2018 and $2.8 million in the second quarter of 2018.
  Other operating expenses were $70.1 million in the third quarter of 2018, compared to $70.2 million in the second quarter of 2018, and $64.2 million in the third quarter of 2017. Beginning in the second quarter of 2018, operating expenses include expenses related to Radian's national title insurance and settlement services company acquired in March 2018, which represented $4.2 million in the third quarter of 2018 and $3.7 million in the second quarter of 2018.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintained $246 million of available liquidity as of September 30, 2018, which excludes the $31 million expected to be submitted to the U.S. Department of the Treasury for the previously disclosed IRS settlement. Total liquidity, which includes the company’s $225 million unsecured revolving credit facility entered into in October 2017, was $471 million as of September 30, 2018. The company remains focused on optimizing its capital position, enhancing its return on capital, and increasing its financial flexibility.

  In August 2018, Radian's Board of Directors approved a new share repurchase program that enables the company to repurchase its common stock. The shares may be purchased in the open market or in privately negotiated transactions. The company’s previous $50 million share repurchase program was fully utilized and expired on June 30, 2018. The new authorization provides Radian the flexibility to repurchase shares opportunistically from time to time and spend up to $100 million, based on market and business conditions, stock price and other factors. The authorization expires on July 31, 2019.
  At September 30, 2018, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $3.8 billion, resulting in an excess or “cushion” of approximately $530 million, or 16%, over its Minimum Required Assets of approximately $3.3 billion. This compares to a cushion of $480 million at June 30, 2018, and $237 million at September 30, 2017.
  In September 2018, Radian Guaranty received the new PMIERs (PMIERs 2.0) of Fannie Mae and Freddie Mac (GSEs). Radian expects to fully comply with PMIERs 2.0 and to maintain an excess of Available Assets over Minimum Required Assets as of the effective date of March 31, 2019. If applied as of September 30, 2018, the PMIERs 2.0 changes would not have resulted in a material change in Radian’s Minimum Required Assets, but would have reduced Radian’s Available Assets by approximately $200 million, primarily due to the elimination of any credit for future premiums that is currently allowed for insurance policies written prior to and including 2008. The company expects this impact to be substantially offset by an increase in Available Assets prior to the effective date of March 31, 2019, based on its projections for positive operating results. The company's expectation is based on its strong capital position, its current NIW forecast and the benefits of its existing reinsurance programs, and is not dependent on any additional capital actions.
  The terms of Radian’s three-year credit facility, entered into in October 2017, include an option to increase the capacity during the term of the agreement, up to a total of $300 million. Effective October 26, 2018, Radian further increased its financial flexibility by adding another global bank to the existing lender group for its credit facility, thereby increasing total commitments by $42.5 million and bringing the aggregate unsecured revolving credit facility commitment from $225.0 million to $267.5 million. At September 30, 2018, no amounts were outstanding under the credit facility. Borrowings under the credit facility may be used for working capital and general corporate purposes, including, without limitation, capital contributions to Radian’s insurance and reinsurance subsidiaries as well as growth initiatives, subject to certain limitations.

CONFERENCE CALL

Radian will discuss third quarter financial results in a conference call today, Wednesday, October 31, 2018, at 9:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1085 inside the U.S., or 612.234.9959 for international callers, using passcode 454997 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 454997.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors > Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income. Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other acquired intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of business lines. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other acquired intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, the company also has presented a related non-GAAP measure, Services adjusted EBITDA margin, which is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are presented to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)
For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance and Restructuring and Other Exit Costs
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
QSR Transactions, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2018			2017
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Revenues:
Net premiums earned - insurance	$258,431	$251,344	$242,550	$245,175	$236,702
Services revenue	36,566	36,828	33,164	39,703	39,571
Net investment income	38,995	37,473	33,956	33,605	32,540
Net gains (losses) on investments and other financial instruments	(4,480)	(7,404)	(18,887)	(1,339)	2,480
Other income	1,174	1,016	807	768	760
Total revenues	330,686	319,257	291,590	317,912	312,053

Expenses:
Provision for losses	20,881	19,337	37,283	35,178	35,841
Policy acquisition costs	5,667	5,996	7,117	5,871	5,554
Cost of services	25,854	24,205	23,126	23,349	27,240
Other operating expenses	70,125	70,184	63,243	65,999	64,195
Restructuring and other exit costs	4,464	925	551	5,230	12,038
Interest expense	15,535	15,291	15,080	14,929	15,715
Loss on induced conversion and debt extinguishment	—	—	—	—	45,766
Amortization and impairment of other acquired intangible assets	3,472	2,748	2,748	2,629	2,890
Total expenses	145,998	138,686	149,148	153,185	209,239

Pretax income	184,688	180,571	142,442	164,727	102,814
Income tax provision (benefit)	41,891	(28,378)	27,956	157,911	37,672
Net income	$142,797	$208,949	$114,486	$6,816	$65,142

Diluted net income per share	$0.66	$0.96	$0.52	$0.03	$0.30

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2018			2017
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income —basic and diluted	$142,797	$208,949	$114,486	$6,816	$65,142

Average common shares outstanding—basic	213,309	213,976	215,967	215,623	215,279
Dilutive effect of Convertible Senior Notes due 2017 (1)	—	—	—	9	16
Dilutive effect of stock-based compensation arrangements (1)	4,593	3,854	3,916	4,618	4,096
Adjusted average common shares outstanding—diluted	217,902	217,830	219,883	220,250	219,391

Basic net income per share	$0.67	$0.98	$0.53	$0.03	$0.30

Diluted net income per share	$0.66	$0.96	$0.52	$0.03	$0.30

(1)

There are no Convertible Senior Notes outstanding at December 31, 2017, or in subsequent periods. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2018			2017
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	338	484	170	170	676

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,			June 30,		March 31,		December 31,		September 30,
(In thousands, except per-share data)	2018			2018		2018		2017		2017

Assets:
Investments	$5,028,235			$4,873,919		$4,668,217		$4,643,942		$4,546,664
Cash	104,413			95,573		122,481		80,569		61,917
Restricted cash	9,925			9,152		7,623		15,675		36,888
Accounts and notes receivable	108,003			94,848		80,068		72,558		97,020
Deferred income taxes, net	134,201			171,293		253,381		229,567		356,181
Goodwill and other acquired intangible assets, net	55,707			59,179		61,465		64,212		66,967
Prepaid reinsurance premium	413,728			405,447		390,241		386,509		239,620
Other assets	415,272			430,077		426,773		407,849		439,016
Total assets	$6,269,484			$6,139,488		$6,010,249		$5,900,881		$5,844,273

Liabilities and stockholders’ equity:
Unearned premiums	$747,921			$741,296		$723,100		$723,938		$717,589
Reserve for losses and loss adjustment expense	412,460			451,542		488,656		507,588		556,488
Senior notes	1,029,511			1,028,687		1,027,875		1,027,074		1,026,806
Reinsurance funds withheld	352,952			331,776		305,409		288,398		194,353
Other liabilities	379,362			385,051		412,793		353,845		360,835
Total liabilities	2,922,206			2,938,352		2,957,833		2,900,843		2,856,071

Common stock	231			231		233		233		233
Treasury stock	(894,635)			(894,610)		(894,191)		(893,888)		(893,754)
Additional paid-in capital	2,720,626			2,715,426		2,748,233		2,754,275		2,747,393
Retained earnings	1,580,296			1,438,032		1,229,616		1,116,333		1,110,057
Accumulated other comprehensive income (loss)	(59,240)			(57,943)		(31,475)		23,085		24,273
Total stockholders’ equity	3,347,278			3,201,136		3,052,416		3,000,038		2,988,202
Total liabilities and stockholders’ equity	$6,269,484			$6,139,488		$6,010,249		$5,900,881		$5,844,273

Shares outstanding	213,333			213,232		215,543		215,814		215,299

Book value per share	$15.69			$15.01		$14.16		$13.90		$13.88

Tangible book value per share (See Exhibit G)	$15.43			$14.73		$13.88		$13.60		$13.57

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	12.4	:1	(1)	12.5	:1	12.6	:1	12.8	:1	14.4	:1
Risk to capital ratio-Mortgage Insurance combined	11.7	:1	(1)	11.8	:1	11.9	:1	12.1	:1	13.4	:1

(1) Preliminary.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance and Restructuring and Other Exit Costs
Exhibit D

	2018			2017
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Premiums earned - insurance: (1)
Direct	$271,487	$265,581	$258,743	$260,184	$250,541
Assumed	6	7	6	7	7
Ceded	(16,011)	(16,620)	(16,199)	(15,016)	(13,846)
Net premiums earned - insurance	$255,482	$248,968	$242,550	$245,175	$236,702

Notable variable items: (2)
Single Premium Policy cancellations, direct	$11,559	$14,776	$12,335	$21,172	$15,415
Single Premium Policy cancellations, ceded (3)	(3,288)	(4,046)	(3,301)	(3,934)	(3,075)
Single Premium Policy cancellations, net	$8,271	$10,730	$9,034	$17,238	$12,340

Profit commission - other (4)	$8,267	$7,917	$7,405	$4,272	$4,876

Restructuring and other exit costs: (5)
Employee severance, related benefits and other exit costs (6)	$407	$1,055	$525	$1,365	$5,463
Impairment of other long-lived assets and loss from the sale of a business line (7)	4,057	(130)	26	3,865	6,575
Total restructuring and other exit costs	$4,464	$925	$551	$5,230	$12,038

(1)	These amounts are related to our Mortgage Insurance segment.
(2)	These amounts are included in net premiums earned - insurance, in our Mortgage Insurance segment.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(5)

Primarily represents the charges associated with our plan to restructure the Services business. For the three months ended September 30, 2018, also includes an unrelated impairment of internal-use software.

(6)	Employee severance, related benefits and other exit costs are components of adjusted pretax operating income.
(7)

Impairment of other long-lived assets and loss from the sale of a business line are not components of adjusted pretax operating income. The amount for the three months ended September 30, 2018 primarily relates to the impairment of internal-use software. The amounts for the three months ended June 30, 2018 and December 31, 2017 primarily relate to the loss on the sale of our EuroRisk business, which was completed during the fourth quarter of 2017. The amounts for the three months ended March 31, 2018 and September 30, 2017 relate to the impairment of other long-lived assets. See Exhibit F for additional information on our non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2018			2017
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3
Net premiums written - insurance	$253,827	$251,958	$237,980	$104,635	(1)	$247,810
(Increase) decrease in unearned premiums	1,655	(2,990)	4,570	140,540		(11,108)
Net premiums earned - insurance	255,482	248,968	242,550	245,175		236,702
Net investment income	38,824	37,447	33,956	33,605		32,540
Other income	725	621	807	768		760
Total	295,031	287,036	277,313	279,548		270,002

Provision for losses	20,715	19,362	37,391	35,257		35,980
Policy acquisition costs	5,667	5,996	7,117	5,871		5,554
Other operating expenses before corporate allocations	33,152	33,262	31,888	36,806		36,941
Total (2)	59,534	58,620	76,396	77,934		78,475
Adjusted pretax operating income before corporate allocations	235,497	228,416	200,917	201,614		191,527
Allocation of corporate operating expenses	19,794	20,136	18,577	13,624		11,737
Allocation of interest expense	11,083	10,840	10,629	10,477		11,282
Adjusted pretax operating income	$204,620	$197,440	$171,711	$177,513		$168,508

	Services
	2018			2017
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums earned - insurance	$2,949	$2,376	$—	$—	$—
Services revenue (2)	37,332	37,713	34,166	40,707	41,062
Net investment income	171	26	—	—	—
Other income	449	395	—	—	—
Total	40,901	40,510	34,166	40,707	41,062

Provision for losses	242	53	—	—	—
Cost of services	26,001	24,357	23,270	23,616	27,544
Other operating expenses before corporate allocations	14,772	14,015	10,744	12,781	12,781
Restructuring and other exit costs (3)	407	1,055	525	1,365	5,463
Total	41,422	39,480	34,539	37,762	45,788
Adjusted pretax operating income (loss) before corporate allocations (4)	(521)	1,030	(373)	2,945	(4,726)
Allocation of corporate operating expenses	2,948	3,010	2,784	3,467	3,730
Allocation of interest expense	4,452	4,451	4,451	4,452	4,433
Adjusted pretax operating income (loss)	$(7,921)	$(6,431)	$(7,608)	$(4,974)	$(12,889)

(1)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $145.7 million in net premiums written for the fourth quarter of 2017.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

Notes continued from prior page.

(2) Inter-segment information:

	2018			2017
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Inter-segment expense included in Mortgage Insurance segment	$766	$885	$1,002	$1,004	$1,491
Inter-segment revenue included in Services segment	766	885	1,002	1,004	1,491

(3)	Does not include impairment of long-lived assets and loss from the sale of a business line, which are not considered components of adjusted pretax operating income (loss).
(4)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):

	2018			2017
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss) before corporate allocations	$(521)	$1,030	$(373)	$2,945	$(4,726)
Depreciation and amortization	1,077	920	867	893	1,172
Services adjusted EBITDA	$556	$1,950	$494	$3,838	$(3,554)

Selected Balance Sheet Information

Selected balance sheet information for our segments, as of the periods indicated, is as follows:
	At September 30, 2018
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$6,095,101	$174,383	$6,269,484
	At December 31, 2017
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,733,918	$166,963	$5,900,881

Selected Mortgage Insurance Key Ratios

	2018			2017
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Loss ratio (1)	8.1%	7.8%	15.4%	14.4%	15.2%
Expense ratio (1)	22.9%	23.9%	23.7%	23.0%	22.9%

(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other acquired intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of lines of business. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(4)

Amortization or impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings and losses from the sale of lines of business. The recognition of net impairment losses on investments and the impairment of other long-lived assets does not result in a cash payment and can vary significantly in both amount and frequency, depending on market credit cycles and other factors. Losses from the sale of lines of business are highly discretionary as a result of strategic restructuring decisions, and generally do not occur in the normal course of our business. We do not view these losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other acquired intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, we also have presented a related non-GAAP measure, Services adjusted EBITDA margin, which we calculate by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. We have presented Services adjusted EBITDA and Services adjusted EBITDA margin to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA and Services adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 4)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2018			2017
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Consolidated pretax income	$184,688	$180,571	$142,442	$164,727	$102,814
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(4,480)	(7,404)	(18,887)	(1,339)	2,480
Loss on induced conversion and debt extinguishment	—	—	—	—	(45,766)
Acquisition-related expenses (1)	(2)	(416)	—	21	(54)
Amortization and impairment of other acquired intangible assets	(3,472)	(2,748)	(2,748)	(2,629)	(2,890)
Impairment of other long-lived assets and loss from the sale of a business line (2)	(4,057)	130	(26)	(3,865)	(6,575)
Total adjusted pretax operating income (3)	$196,699	$191,009	$164,103	$172,539	$155,619

(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)	This item is included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.
(3)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 4)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2018				2017
	Qtr 3	Qtr 2		Qtr 1	Qtr 4		Qtr 3
Diluted net income per share	$0.66	$0.96		$0.52	$0.03		$0.30

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.02)	(0.03)		(0.09)	(0.01)		0.01
Loss on induced conversion and debt extinguishment	—	—		—	—		(0.14)
Amortization and impairment of other acquired intangible assets	(0.02)	(0.01)		(0.01)	(0.01)		(0.01)
Impairment of other long-lived assets and loss from the sale of a business line	(0.02)	—		—	(0.02)		(0.03)
Income tax provision (benefit) on reconciling income (expense) items (1)	(0.01)	(0.01)		(0.02)	(0.01)		(0.01)
Difference between statutory and effective tax rate	—	0.30	(2)	0.01	(0.45)	(3)	—
Per-share impact of reconciling income (expense) items	(0.05)	0.27		(0.07)	(0.48)		(0.16)
Adjusted diluted net operating income per share (1)	$0.71	$0.69		$0.59	$0.51		$0.46

(1)

Calculated using the company’s federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

(2)

Includes $0.34 of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

(3)	Includes $0.47 in additional tax expense related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 4)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2018				2017
	Qtr 3	Qtr 2		Qtr 1	Qtr 4	Qtr 3
Return on equity (1)	17.4%	26.7%		15.1%	0.9%	8.8%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(0.5)	(0.9)		(2.5)	(0.2)	0.3
Loss on induced conversion and debt extinguishment	—	—		—	—	(6.2)
Acquisition-related expenses	—	(0.1)		—	—	—
Amortization and impairment of other acquired intangible assets	(0.4)	(0.4)		(0.4)	(0.4)	(0.4)
Impairment of other long-lived assets and loss from the sale of a business line	(0.5)	—		—	(0.5)	(0.9)
Income tax provision (benefit) on reconciling income (expense) items (3)	(0.3)	(0.3)		(0.6)	(0.4)	(2.5)
Difference between statutory and effective tax rate	(0.5)	8.5	(4)	0.3	(13.4)	(0.2)
Impact of reconciling income (expense) items	(1.6)	7.4		(2.0)	(14.1)	(4.9)
Adjusted net operating return on equity	19.0%	19.3%		17.1%	15.0%	13.7%

(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)

Calculated using the company’s federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

(4)

Includes 9.4% of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2018			2017
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Book value per share	$15.69	$15.01	$14.16	$13.90	$13.88
Less: Goodwill and other acquired intangible assets, net per share	0.26	0.28	0.28	0.30	0.31
Tangible book value per share	$15.43	$14.73	$13.88	$13.60	$13.57

(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 4)

Reconciliation of Net Income to Services Adjusted EBITDA

	2018			2017
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net income	$142,797	$208,949	$114,486	$6,816	$65,142
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(4,480)	(7,404)	(18,887)	(1,339)	2,480
Loss on induced conversion and debt extinguishment	—	—	—	—	(45,766)
Acquisition-related expenses	(2)	(416)	—	21	(54)
Impairment of goodwill	—	—	—	—	—
Amortization and impairment of other acquired intangible assets	(3,472)	(2,748)	(2,748)	(2,629)	(2,890)
Impairment of other long-lived assets and loss from the sale of a business line	(4,057)	130	(26)	(3,865)	(6,575)
Income tax provision (benefit)	41,891	(28,378)	27,956	157,911	37,672
Mortgage Insurance adjusted pretax operating income	204,620	197,440	171,711	177,513	168,508
Services adjusted pretax operating income (loss)	(7,921)	(6,431)	(7,608)	(4,974)	(12,889)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(2,948)	(3,010)	(2,784)	(3,467)	(3,730)
Allocation of corporate interest expense to Services	(4,452)	(4,451)	(4,451)	(4,452)	(4,433)
Services depreciation and amortization	(1,077)	(920)	(867)	(893)	(1,172)
Services adjusted EBITDA	$556	$1,950	$494	$3,838	$(3,554)

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” and “Services adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2018			2017
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Total primary new insurance written	$15,764	$16,417	$11,664	$14,383	$15,125

Percentage of primary new insurance written by FICO score
>=740	60.7%	60.8%	61.0%	60.4%	61.1%
680-739	31.5	32.5	32.6	33.1	32.5
620-679	7.8	6.7	6.4	6.5	6.4
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	78%	76%	79%	77%	77%
Direct single premiums:
Lender-paid	8%	10%	16%	20%	21%
Borrower-paid (1)	14%	14%	5%	3%	2%

Net single premiums (2)	8%	8%	7%	15%	15%

NIW for purchases	96%	95%	89%	88%	91%
NIW for refinances	4%	5%	11%	12%	9%

LTV
95.01% and above	16.9%	16.3%	15.4%	15.4%	14.3%
90.01% to 95.00%	44.3%	45.3%	44.5%	43.9%	45.7%
85.01% to 90.00%	27.9%	27.5%	27.5%	27.4%	28.1%
85.00% and below	10.9%	10.9%	12.6%	13.3%	11.9%

(1)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(2)

Represents the percentage of direct Single Premium Policies written, after consideration of the Single Premium NIW ceded under the Single Premium QSR Program (for NIW after the effective dates of the respective agreements). Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2018	2018	2018	2017	2017
Primary insurance in force (1)
Prime	$211,168	$204,537	$197,589	$193,949	$189,340
Alt-A and A minus and below	5,928	6,204	6,436	6,775	7,201
Total Primary	$217,096	$210,741	$204,025	$200,724	$196,541

Primary risk in force (1) (2)
Prime	$54,168	$52,446	$50,623	$49,674	$48,516
Alt-A and A minus and below	1,409	1,476	1,530	1,614	1,721
Total Primary	$55,577	$53,922	$52,153	$51,288	$50,237

Percentage of primary risk in force
Direct monthly and other premiums	70%	70%	69%	69%	69%
Direct single premiums	30%	30%	31%	31%	31%

Net single premiums (3)	18%	18%	19%	19%	24%

Percentage of primary risk in force by FICO score
>=740	59.4%	59.3%	59.2%	58.9%	58.8%
680-739	31.5	31.5	31.4	31.4	31.3
620-679	8.2	8.3	8.4	8.6	8.8
<=619	0.9	0.9	1.0	1.1	1.1
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	11.0%	10.3%	9.7%	9.2%	8.6%
90.01% to 95.00%	53.1	53.3	53.2	53.2	53.1
85.01% to 90.00%	29.4	29.7	30.2	30.6	31.1
85.00% and below	6.5	6.7	6.9	7.0	7.2
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	2.6%	2.8%	3.0%	3.3%	3.6%
2006	1.7	1.8	2.0	2.1	2.3
2007	4.0	4.4	4.8	5.2	5.6
2008	2.6	2.9	3.2	3.4	3.7
2009	0.4	0.4	0.5	0.6	0.7
2010	0.3	0.4	0.5	0.5	0.6
2011	0.9	1.0	1.2	1.3	1.5
2012	4.1	4.5	5.1	5.5	6.1
2013	6.7	7.4	8.2	8.9	9.8
2014	6.5	7.1	7.9	8.5	9.3
2015	10.9	11.9	13.0	13.8	14.9
2016	17.9	19.2	20.5	21.4	22.5
2017	22.0	23.2	24.5	25.5	19.4
2018	19.4	13.0	5.6	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,019	$1,093	$1,223	$1,389	$1,137

See notes on next page.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Notes to table on preceding page,

(1) Includes amounts ceded under our reinsurance agreements.
(2) Does not include pool risk in force or other risk in force, which combined represent less than 1.0% of our total risk in force for all periods presented.
(3)

Represents the percentage of Single Premium RIF, after giving effect to all reinsurance ceded. Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $2.5 billion in net RIF on Single Premium Policies at December 31, 2017.

Radian Group Inc. and Subsidiaries
Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves
Exhibit J (page 1 of 2)

	2018			2017
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Net claims paid: (1)
Prime	$29,709	$30,936	$37,142	$37,191	$47,541
Alt-A and A minus and below	16,105	17,156	21,416	19,384	26,807
Total primary claims paid	45,814	48,092	58,558	56,575	74,348
Pool	1,072	954	1,152	2,458	2,148
Second-lien and other	169	157	148	(110)	32
Subtotal	47,055	49,203	59,858	58,923	76,528
Impact of captive terminations	—	—	(36)	—	—
Impact of commutations (2)	12,712	7,331	104	26,590	54,956
Total net claims paid	$59,767	$56,534	$59,926	$85,513	$131,484

Average net claims paid: (1) (3)
Prime	$50.9	$50.1	$50.0	$49.7	$48.4
Alt-A and A minus and below	59.4	65.7	63.0	56.5	56.3
Total average net primary claims paid	53.6	54.8	54.1	51.8	51.0

Average direct primary claims paid (3) (4)	$54.2	$55.5	$54.5	$52.2	$51.4

(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans. For the three months ended September 30, 2017, primarily includes payments made under the Freddie Mac agreement, as the final settlement date was reached during the quarter.
(3)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries
Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves
Exhibit J (page 2 of 2)

($ in thousands, except primary reserve per primary default amounts)	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017

MI Reserve for losses by category
Prime	$231,916		$255,284		$274,595		$285,022		$296,885
Alt-A and A minus and below	129,262		144,379		158,612		170,873		190,081
IBNR and other	14,505		14,246		17,164		16,021		13,085
LAE	11,203		12,228		13,440		13,349		14,687
Reinsurance recoverable (1)	9,977		9,317		8,953		8,315		7,445
Total primary reserves	396,863		435,454		472,764		493,580		522,183
Pool insurance	11,167		11,674		11,387		12,794		18,630
IBNR and other	205		172		226		278		14,576
LAE	313		327		319		356		550
Reinsurance recoverable (1)	20		24		20		35		25
Total pool reserves	11,705		12,197		11,952		13,463		33,781
Total 1st lien reserves	408,568		447,651		484,716		507,043		555,964
Second-lien and other	412		443		476		545		524
Total MI reserves	$408,980		$448,094		$485,192		$507,588		$556,488

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$18,409	(2)	$19,070	(2)	$18,523	(2)	$17,103	(2)	$21,367

(1)	Represents ceded losses on captive transactions and quota share reinsurance transactions. This amount is included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.
(2)	Includes the impact of reserves and defaults related to areas designated as individual assistance disaster areas by FEMA (“FEMA Designated Areas”) associated with Hurricanes Harvey and Irma. Excluding the impact from defaults received subsequent to Hurricanes Harvey and Irma in these FEMA Designated Areas, this amount would be approximately $18,785, $20,656, $21,512 and $20,500 at September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Default Statistics
Primary Insurance:
Prime
Number of insured loans	969,994	947,165	925,648	913,408	897,253
Number of loans in default	14,916	15,849	17,887	20,269	15,953
Percentage of loans in default	1.54%	1.67%	1.93%	2.22%	1.78%

Alt-A and A minus and below
Number of insured loans	37,268	38,892	40,661	42,318	45,555
Number of loans in default	5,854	6,239	6,710	7,653	7,873
Percentage of loans in default	15.71%	16.04%	16.50%	18.08%	17.28%

Total Primary
Number of insured loans	1,007,262	986,057	966,309	955,726	942,808
Number of loans in default (1)	20,770	22,088	24,597	27,922	23,826
Percentage of loans in default	2.06%	2.24%	2.55%	2.92%	2.53%

(1)

Included in this amount at September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017 are 2,946, 4,132, 5,780 and 7,051 defaults, respectively, related to the FEMA Designated Areas associated with Hurricanes Harvey and Irma.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - QSR Transactions, Captives and Persistency
Exhibit L

	2018			2017
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Quota Share Reinsurance (“QSR”) Program
QSR ceded premiums written (1)	$3,174	$3,516	$3,931	$4,219	$4,621
% of premiums written	1.1%	1.2%	1.5%	1.6%	1.7%
QSR ceded premiums earned (1)	$4,632	$5,258	$5,612	$6,439	$6,826
% of premiums earned	1.7%	2.0%	2.2%	2.5%	2.7%
Ceding commissions written	$918	$1,012	$1,128	$1,208	$1,323
Ceding commissions earned (2)	$2,738	$2,896	$3,548	$2,924	$2,925
Profit commission	$—	$—	$—	$—	$—
RIF included in QSR Program (3)	$974,359	$1,044,463	$1,135,597	$1,207,426	$1,298,954

Single Premium QSR Program
QSR ceded premiums written (1) (4)	$20,920	$28,107	$15,791	$157,453	$13,248
% of premiums written	7.4%	9.8%	6.1%	59.5%	5.0%
QSR ceded premiums earned (1)	$11,181	$11,160	$10,377	$8,342	$6,771
% of premiums earned	4.0%	4.2%	4.0%	3.2%	2.7%
Ceding commissions written	$8,070	$9,880	$6,621	$41,331	$5,156
Ceding commissions earned (2)	$5,635	$5,643	$5,268	$4,053	$3,536
Profit commission	$11,358	$11,414	$10,693	$7,870	$7,373
RIF included in Single Premium QSR Program (3) (4)	$7,984,178	$7,614,614	$7,176,662	$6,941,781	$4,286,529

Total RIF included in QSR Program and Single Premium QSR Program	$8,958,537	$8,659,077	$8,312,259	$8,149,207	$5,585,483

Persistency Rate (12 months ended) (5) (6)	81.4%	80.9%	81.0%	81.1%	80.0%
Persistency Rate (quarterly, annualized) (5) (6) (7)	83.4%	82.3%	84.3%	79.4%	80.4%

(1)	Net of profit commission.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2018			2017
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3

Ceding commissions	$(5,988)	$(6,085)	$(5,812)	$(4,624)	$(4,231)

(3)	Included in primary RIF.
(4)	Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in ceded premiums written of $145.7 million for the fourth quarter of 2017 and an increase of $2.5 billion in ceded RIF at December 31, 2017.
(5)	During the fourth quarter of 2017, the Persistency Rate was reduced by an increase in cancellations of single premium policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.
(6)	During the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached, resulting in a negative impact to the Persistency Rate due to the removal from RIF and IIF of most of the loans subject to the Freddie Mac Agreement.
(7)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans, including plans for expanding our risk distribution strategy through the use of reinsurance, and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as potential future changes to the PMIERs requirements which, among other things, may be impacted by the general economic environment and housing market, as well as the proposed Conservator Capital Framework (“CCF”) that would establish capital requirements for the GSEs, if the CCF is finalized;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including interpretations and guidance pertaining to recently enacted tax reform legislation;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, including the revised PMIERs (“PMIERs 2.0”), which will be impacted by, among other things, the size and mix of our IIF, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations, and our risk distribution strategies;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets, and uncertainties regarding our ability to execute our restructuring plans within expected costs;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2017 Form 10-K, and to subsequent reports filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz